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                                                                     EXHIBIT 5.1

                      [ANDREWS & KURTH L.L.P. LETTERHEAD]



                                 August 9, 1999

Board of Directors
Santa Fe Snyder Corporation
840 Gessner
Suite 1400
Houston, Texas  77024

Ladies and Gentlemen:

                  We have acted as counsel to Santa Fe Snyder Corporation, a Delaware corporation (the "Company"), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Registration Statement on Form S-3 filed by the Company with the Commission on May 11, 1999, as amended on July 8, 1999 (the "Registration Statement"), for the purpose of registering under the Act, among other securities, equity securities of the Company; and
(ii) the preparation of a prospectus supplement dated August 3, 1999 (the "Prospectus Supplement") in connection with the issuance of up to 12,650,000 shares (the "Shares") of common stock, par value $.01 per share (the "Common Stock"), of the Company. The Shares include 1,650,000 shares being offered by the Company which may be sold pursuant to an over-allotment option granted to the Underwriters named in the Prospectus Supplement.

                  As the basis for the opinion hereinafter expressed, we have examined such statutes, regulations, corporate records and documents, certificates of corporate and public officials, and other instruments as we have deemed necessary or advisable for the purposes of this opinion. In such examination we have assumed the authenticity of all documents submitted to us as originals and the conformity with the original documents of all documents submitted to us as copies.

                  Based on the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the shares have been duly authorized and, when sold in the manner described in the Registration Statement, the Prospectus Supplement and the Underwriting Agreement described therein, will be legally issued and constitute fully paid and nonassessable shares of Common Stock.

                  This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.



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                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Opinions" in the Registration Statement and under the heading "Validity of Securities" in the Prospectus Supplement without admitting that we are "experts" under the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.

                                                     Very truly yours,

                                                     /s/ Andrews & Kurth L.L.P.




1198/1210/2677/2716